Exhibit 99.1

[Logo of Sigma Aldrich]

From: David R. Harvey, Chairman and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

February 8, 2005

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS RECORD SALES AND EPS FOR 2004.

IMPROVING MARKETS AND ACQUISITION TO BENEFIT 2005 RESULTS.

HIGHLIGHTS:

Continuing Operations:

•	Q4 2004 reported sales grew 9.2% as contributions from acquisitions and pricing improved. Reported sales for 2004 exceeded $1.4 billion, increasing 8.6%. Currency adjusted sales gains were 4.4% and 3.3% for the fourth quarter and full year of 2004, respectively.

•	Q4 2004 diluted EPS was $.79, up 17.9%, with full year diluted EPS increasing 24.6% to $3.34.

•	Pretax margins for 2004 improved to 22.1% from 21.0% in 2003.

•	Reported and currency adjusted sales for 2005, including sales from the pending acquisition of JRH Biosciences, are expected to grow at 18-21% and 12-15%, respectively. Diluted EPS forecast for full year 2005 is $3.45 to $3.55, including expected results of JRH Biosciences.

Financial Condition:

•	Return on equity is 21.1% for 2004, up from 20.4% in 2003.

•	Strong cash flow from operations and working capital management boosted cash balances to $169 million and reduced short-term debt to $9 million at 12-31-04. This financial position, together with expanded credit facilities, is expected to provide the $370 million needed to acquire JRH Biosciences. This is expected to produce a debt to capital ratio below the Company’s target of 30-35% at 12-31-05.

OVERALL RESULTS (Continuing Operations):

Reported sales increased 9.2% in the fourth quarter of 2004 compared to the same quarter in 2003, with a year-to-date gain of 8.6%. Currency benefits provided 4.8 and 5.3 percentage points of the fourth quarter and full year gains, respectively. The acquisitions of Ultrafine and Tetrionics in Q2 2004 contributed another 2.6 and 1.1 percentage points of the fourth quarter and year-to-date growth, respectively. Overall, Q4 2004 and full year 2004 sales, adjusted for both currency and acquisitions, grew by 1.8% and 2.2%, respectively. Currency adjusted research sales (Scientific Research and Biotechnology) grew in both U.S. and international markets. Selling price increases in 2004’s fourth quarter improved over Q3 year-to-date levels as market factors enabled us to improve the pricing contribution to sales growth. Fourth quarter 2004 research sales to pharmaceutical customers continued their ongoing pattern of quarterly improvement in 2004. Research sales to U.S. academic and government accounts in Q4 2004 were largely comparable with Q4 2003 after having declined slightly in year over year Q3 comparisons. Fourth quarter Fine Chemicals sales benefited from strong performance in our acquired businesses, with results excluding acquisition and currency benefits reflecting normal quarterly variability.

Reported operating and pretax income margins in the fourth quarter of 2004 were 20.6% and 20.2% of sales, respectively, bringing operating and pretax income margins for the full year to 22.6% and 22.1% of sales, respectively. Currency benefits, selling price increases, reductions in product costs from process improvement activities and lower interest costs exceeded increases in sales, marketing and other operating costs to improve full year 2004 pretax margins by 1.1 percentage points from the 2003 level of 21.0%. A lower incremental benefit from process improvements and the lack of a benefit from international cost subsidies compared to earlier quarters of 2004 and increases in sales, marketing, and non-product related compliance costs reduced fourth quarter operating and pretax margins from levels reported for the first nine months of 2004.

Reported diluted net income per share for the fourth quarter of 2004 rose 17.9% to $.79 from $.67 in the fourth quarter of 2003, including a $.06 benefit from currency exchange rates and $.08 from international and other tax benefits. Year-to-date diluted EPS increased 24.6% to $3.34, with $.38 and $.22 from currency exchange rate and tax benefits, respectively. The Q4 and year-to-date EPS results from acquired businesses were negligible.

SALES RESULTS FOR CONTINUING OPERATIONS (all percentage comparisons are to comparable periods in 2003):

Reported sales in the fourth quarter of 2004 increased 9.2% to $351.9 million from $322.2 million in the fourth quarter of 2003. The reported year-to-date gain was 8.6%, with 2004 sales increasing to $1,409.2 million from $1,298.1 million in the prior year. Both 2004 periods benefited from the weaker U.S. dollar and the Q2 2004 acquisitions. Price increases contributed 3.3% and 2.5% of the fourth quarter and full year increase, respectively. Reported sales growth, currency and acquisition benefits and the adjusted sales changes were as follows:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	Reported	Currency Benefit	Acquisitions	Currency & Acquisition Adjusted	Reported	Currency Benefit	Acquisitions	Currency & Acquisition Adjusted
Scientific Research	8.4%	5.1%	—%	3.3%	8.5%	5.5%	—%	3.0%
Biotechnology	5.0%	4.5%	—%	0.5%	6.2%	5.3%	—%	0.9%
Fine Chemicals	17.1%	4.1%	14.2%	(1.2)%	11.9%	4.6%	6.3%	1.0%
Total	9.2%	4.8%	2.6%	1.8%	8.6%	5.3%	1.1%	2.2%

Scientific Research: A price gain of 4.3% in Q4 2004 boosted the full year pricing increase to 3.2%, a lower contribution than the 4.0% gain for all of 2003 as conscious pricing decisions reflect lower worldwide inflation rates and our desire to maintain prices at competitive levels. Unit volumes declined slightly in Q4, with the full year result largely equivalent to 2003. After declining in Q1 2004, sales to pharmaceutical customers improved over 2003 levels in each of the final three quarters of 2004. Q4 sales to U.S. academic and government accounts were consistent with prior year amounts after a modest decline in Q3 2004.

Biotechnology: The 0.5% increase in currency adjusted sales in Q4 reflects a 3.4% price gain partially offset by a volume decline of 2.9%. For the full year of 2004, prices increased by 2.8% and volumes declined by 1.9%. After declining in Q1, sales to pharmaceutical accounts improved for the third successive quarter while sales to U.S. academic accounts declined slightly in the final two quarters of 2004 when compared to the prior year amounts. Increases in sales of chromatography and non-serum cell culture products were offset by reduced worldwide demand for synthetic DNA and lower sales of animal sourced serum due to continued, constrained market supply, resulting in an overall volume decline for this business unit.

Web-based Research Sales (Scientific Research and Biotechnology combined): Electronic ordering through the Company’s web site continued its progressive quarterly improvement, increasing worldwide sales through the web to 25% of consolidated Research sales in Q4 2004 from 24% in Q3 2004 and 20% in Q4 2003.

Fine Chemicals: The second quarter acquisitions of Ultrafine and Tetrionics added 14.2 and 6.3 percentage points of this unit’s Q4 and full year sales growth, respectively. Currency adjusted sales excluding acquisitions declined 1.2% in Q4 2004 from Q4 2003. This performance reflects continued gains in sales to pharmaceutical customers offset by the traditional inconsistent quarterly sales patterns in this business. For the full year of 2004, currency and acquisition adjusted sales increased by 1.0%. Booked orders for future delivery, one partial indicator of possible future sales results, increased to a new all time high.

INCOME ANALYSIS:

The Company’s reported Q4 and full year net income and diluted earnings per share from continuing and discontinued operations, before and after currency impacts and an international tax benefit in 2004, are summarized below:

	Three Months Ended December 31, 2004		Three Months Ended December 31, 2003
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and international tax benefit	$45.3	$0.65	$46.7	$0.67
Currency impact on continuing operations	4.2	0.06	—	—

Net income from continuing operations before international tax benefit	49.5	0.71	46.7	0.67
International and other tax benefits	5.2	0.08	—	—

Reported net income	$54.7	$0.79	$46.7	$0.67

	Twelve Months Ended December 31, 2004		Twelve Months Ended December 31, 2003
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and international tax benefit	$191.1	$2.74	$190.4	$2.68
Currency impact on continuing operations	26.5	0.38	—	—

Net income from continuing operations before international tax benefit	217.6	3.12	190.4	2.68
International and other tax benefits	15.3	0.22	—	—

Reported net income from continuing operations	232.9	3.34	190.4	2.68
Net income from discontinued operations	—	—	1.1	0.01
Reduction of loss on disposition of discontinued operations	—	—	1.6	0.02

Total reported net income	$232.9	$3.34	$193.1	$2.71

Reported operating income was 20.6% and 22.6% of sales for the fourth quarter and full year of 2004, respectively, compared to 21.5% and 21.8% of sales for the fourth quarter and full year of 2003, respectively. The operating income margin improvement in 2004 over 2003 reflects improved gross margins and a small decline in R&D spending as a percent of sales, partially offset by planned additions to our sales force and new marketing programs, all of which occurred throughout 2004, and the lack of international cost subsidies and higher non-product related compliance costs in Q4 2004.

Gross margins exceeded 53% for both the fourth quarter and full year of 2004, representing the highest level achieved in recent years. This gross margin improvement came from continued currency benefits, higher average sales prices, and ongoing cost reductions from process improvement activities. R&D spending for the fourth quarter and full year of 2004 was 3.2% and 3.0% of sales, respectively. We expect to boost these expenditures to the previously announced target level of 4% of sales over the next several years, fully expecting these efforts to assist in maintaining our sales growth above market rates. S,G&A expenses increased as a percentage of sales in Q4 2004 compared to both last year’s fourth quarter and the first nine months of 2004 as increases for sales force additions and new marketing programs continued, the incremental benefit from process improvements was lower, the benefit from international costs subsidies expired and non-product related compliance costs increased.

Reported pretax income from continuing operations was 20.2% and 22.1% of sales for the fourth quarter and full year of 2004, respectively, compared to 20.8% and 21.0% of sales for the fourth quarter and full year of 2003. These changes reflect the operating results noted above and reduced interest costs in 2004 compared to 2003 due to reduced borrowings, as well as interest earned on higher cash balances in 2004.

The tax rate reduction from 30.2% in 2003 to 25.3% in 2004 reflects benefits from changing our worldwide organizational structure to align our legal entities with our international operating organization, along with a higher level of international and other tax benefits in the fourth quarter of 2004 that reduced that quarter’s tax rate to 23.0%.

OUTLOOK:

Conditions in the research and fine chemicals markets served by Sigma-Aldrich have been less than robust over the last two years. Our currency and acquisition adjusted growth of 2.2% for the full year of 2004 exceeded market growth that we believe was about 1%. We expect market growth rates to improve to a 2-3% range in 2005 and to more traditional growth rates of 4-5% thereafter. Continued bolstering of our sales and marketing efforts, increased R&D and new process improvement activities to grow sales and reduce costs are all expected to enable Sigma-Aldrich to take share again in 2005 and to maintain operating profit levels in current businesses.

On January 18, 2005, we announced the signing of a definitive agreement to acquire the JRH Biosciences division (JRH) of CSL Limited for $370 million in cash, subject to normal closing adjustments. JRH is a leading global supplier of cell culture and sera products to the biopharmaceutical industry with 2004 sales of approximately $150 million that are expected to increase by approximately 10% in 2005. The transaction is expected to close in the first quarter of 2005, subject to regulatory approvals and other customary terms and conditions. As much as ten months of JRH’s operating results will be added to Sigma-Aldrich’s performance in 2005 depending on the closing date. The acquisition of JRH is expected to be accretive to earnings after 2005 and to make a positive contribution to cash flow in 2005 and after.

For 2005, our sales and marketing activities, the addition of JRH and a currency benefit if exchange rates remain at December 31, 2004 levels should combine to produce a reported sales gain in a range of 18% to 21%. The addition of JRH is expected to provide 8 to 10 percentage points of that growth, with currency rate changes from 2004 adding another 6 percentage points. Expected currency adjusted internal growth should contribute 4-6 percentage points of the forecasted growth. The additions of Ultrafine and Tetrionics in the second quarter of 2004 should benefit first half results in 2005, contributing about one percentage point of the expected currency adjusted internal growth for 2005.

For 2005, reported diluted earnings per share are expected to range from $3.45 to $3.55, a gain of 3% to 6% over 2004’s $3.34. The acquisition of JRH, which is reflected in that range, is expected to dilute our otherwise reportable diluted EPS by about $.10 due largely to a charge of approximately $.18 per diluted share to increase inventory to its fair value. Our tax rate will likely rise from 2004’s 25.3% to about 29% in 2005 as international tax benefits are not expected to be as significant as they were in 2004. Modest share repurchase activities may also benefit EPS.

CEO’s STATEMENT:

Commenting on 2004 performance and expectations for 2005, Chairman and CEO David Harvey said: “I am pleased with our growth in 2004. We began the year with expectations for improved sales growth, strong cash flow and a 15% increase in diluted EPS and we delivered on all of these. Market growth made our sales expectations a challenge in 2004 and I expect that it will continue to do so, if to a lesser degree, in 2005. We worked as hard as ever to take share in 2004 and I believe we can do it again in 2005. Our operations and working capital initiatives produced record cash balances at December 31, 2004 and left us plenty of borrowing capacity, providing sources of funds for our acquisition of JRH Biosciences. Currency rates provided an unexpected lift to our diluted EPS, bringing that increase to 24.6%, well above our earlier forecast.”

“We enter 2005 optimistic that our performance should improve, with currency adjusted internal sales growth expectations in the 4-6% range and diluted EPS, before the new acquisition, of $3.55 to $3.65, a gain of 6 to 9%. The addition of JRH is expected to make us even stronger, for 2005 and for years to come. In addition to providing expected annual sales of about $165 million, we believe it opens up some real potential in the fast growing biopharmaceutical production market and enables us to compete more effectively in the cell culture research market with an assured supply of sera. It should boost our sales growth expectations by 8 to 10%. While expected to dilute our EPS by about $.10 on a reported basis, it should be accretive to earnings after 2005 and make a positive contribution to cash flow in 2005 and after.”

Harvey continued, stating, “We’ll take the necessary time to integrate JRH with Sigma-Aldrich to adopt the best practices and capabilities of both businesses. But, acquisition activity remains more robust than we’ve seen it in the last several years. We’ll continue to look for additions that benefit both customers and shareholders. There’s a great deal going on at Sigma-Aldrich and our team of 6,100 employees is up to the challenge.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur after 2004 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2005 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including the international tax benefit in 2004 and the sales benefit from recent or pending acquisitions. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Dividend: At a meeting held today, the Company’s Directors declared a quarterly cash dividend of $.19 per share, payable on March 15, 2005 to shareholders of record on March 1, 2005. This $.19 dividend is 11.8% higher than that declared in the fourth quarter of 2004.

Share Repurchase: Another 0.5 million shares were acquired in the fourth quarter of 2004, bringing the total acquired in 2004 to 1.0 million shares and the total acquired since beginning the program in late 1999 to 36.0 million shares at average purchase prices of $56.66 per share in 2004 and $35.47 per share cumulatively. There were 68.7 million shares outstanding at December 31, 2004. The Company expects to continue share repurchases to acquire the remaining 4.0 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital and Debt: In 2004, cash generated from operating activities and active management of working capital enabled the Company to fund the second quarter acquisitions that required $75.4 million, repay $60.1 million in borrowings, increase dividend payouts by 34%, and continue its share repurchase program. We continue to search for other acquisition opportunities to reinvest cash and improve returns, but these must offer the same long-term growth and return opportunities as our recently completed transactions.

Accounts receivable days sales outstanding at December 31, 2004 of 50 days are a four-day improvement from the December 31, 2003 level. Inventory reductions from ongoing active inventory management programs were offset by inventory additions from recent acquisitions and increases to support new sales initiatives in 2005, resulting in a December 31, 2004 inventory level of 7.7 months on hand compared to 7.6 months at December 31, 2003. Reported inventories of $446.8 million at December 31, 2004 were $20.2 million higher than at December 31, 2003 levels, with currency rate changes accounting for approximately 90% of the change.

At December 31, 2004, short-term borrowings were $9.0 million at a weighted average interest rate of 0.7% and long-term debt was $177.1 million at a weighted average interest rate of 6.5%. The Company expects to fund the acquisition of JRH Biosciences with a combination of existing cash, short-term debt and three-year term debt.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has over 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Sales Results For Continuing Operations”, “Income Analysis”, “Outlook”, “CEO’s Statement”, “Other Information-Share Repurchase” and “Other Information-Cash, Working Capital and Debt” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company and JRH operations, investments and acquisitions and conditions in the markets the Company and JRH serve. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, including JRH, (4) other changes in the business environment in which the Company and JRH operate, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the period ended December 31, 2003. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income

(unaudited in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$351.9	$322.2	$1,409.2	$1,298.1
Cost of products sold	164.5	153.3	657.6	627.4

Gross profit	187.4	168.9	751.6	670.7
Selling, general and administrative expenses	103.8	88.5	390.0	345.2
Research and development expenses	11.1	11.1	42.6	42.6
Interest, net	1.5	2.4	7.2	10.1

Income from continuing operations before income taxes	71.0	66.9	311.8	272.8
Provision for income taxes	16.3	20.2	78.9	82.4

Net income from continuing operations	54.7	46.7	232.9	190.4
Discontinued operations:
Net income from operations of discontinued business, net of taxes	—	—	—	1.1
Reduction of loss on disposition of discontinued operations, net of taxes	—	—	—	1.6

Net income	$54.7	$46.7	$232.9	$193.1

Weighted average number of shares outstanding - Basic	68.8	69.4	69.0	70.5

Weighted average number of shares outstanding - Diluted	69.6	70.1	69.8	71.1

Net income per share - Basic
Net income from continuing operations	$0.80	$0.67	$3.38	$2.70
Net income from operations of discontinued business, net of taxes	—	—	—	0.02
Reduction of loss on disposition of discontinued operations, net of taxes	—	—	—	0.02

Net income	$0.80	$0.67	$3.38	$2.74

Net income per share - Diluted
Net income from continuing operations	$0.79	$0.67	$3.34	$2.68
Net income from operations of discontinued business, net of taxes	—	—	—	0.01
Reduction of loss on disposition of discontinued operations, net of taxes	—	—	—	0.02

Net income	$0.79	$0.67	$3.34	$2.71

Condensed Consolidated Balance Sheets

(unaudited in millions)

	December 31, 2004	December 31, 2003
ASSETS

Cash and cash equivalents	$169.2	$127.6
Accounts receivable, net	190.0	178.2
Inventories	446.8	426.6
Other current assets	87.4	82.6

Total current assets	893.4	815.0

Property, plant and equipment, net	584.4	547.4
Other assets	267.2	185.8

Total assets	$1,745.0	$1,548.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$9.0	$66.6
Accounts payable	86.7	73.4
Accrued expenses	88.4	85.4
Accrued income taxes	46.8	32.0

Total current liabilities	230.9	257.4

Long-term debt	177.1	176.3
Noncurrent liabilities	125.3	115.2
Stockholders’ equity	1,211.7	999.3

Total liabilities and equity	$1,745.0	$1,548.2

SIGMA-ALDRICH CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited in millions)

	Twelve Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$232.9	$193.1
Adjustments:
Net income from operations of discontinued business	—	(1.1)
Reduction of loss on disposition of discontinued operations	—	(1.6)
Depreciation and amortization	73.4	69.3
Net changes in assets and liabilities	17.5	49.3

Net cash provided by operating activities	323.8	309.0

Cash flows from investing activities:
Net property additions	(68.4)	(53.8)
Acquisitions, net of cash acquired	(75.4)	—
Other	(3.8)	0.3

Net cash (used in) investing activities	(147.6)	(53.5)

Cash flows from financing activities:
Net repayment of debt	(60.1)	(23.8)
Payment of dividends	(47.0)	(35.2)
Treasury stock purchases	(56.7)	(142.8)
Exercise of stock options	21.8	18.0

Net cash (used in) financing activities	(142.0)	(183.8)

Effect of exchange rate changes on cash	7.4	3.5

Net change in cash and cash equivalents	41.6	75.2
Cash and cash equivalents at January 1	127.6	52.4

Cash and cash equivalents at December 31	$169.2	$127.6

Supplemental Financial Information - Continuing Operations

(unaudited in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Business Unit sales

Scientific Research	$207.3	$191.2	$833.7	$768.6
Biotechnology	76.2	72.6	312.4	294.3
Fine Chemicals	68.4	58.4	263.1	235.2

Total	$351.9	$322.2	$1,409.2	$1,298.1